Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Diane Spiers

Phone:  609.340.4507

Tropicana Entertainment Inc. Announces Completion of “Window-Shop” Period

Las Vegas, Nevada (May 15, 2018) - Tropicana Entertainment Inc. (OTCQB: TPCA) (“Tropicana” or the “Company”), a majority owned subsidiary of Icahn Enterprises L.P. (NASDAQ: IEP), has announced that the  “window-shop” period provided for in the merger agreement signed in connection with the merger of Tropicana’s gaming and hotel operations into Eldorado Resorts, Inc. (NASDAQ: ERI), and the related sale of Tropicana’s real estate to Gaming and Leisure Properties, Inc. (NASDAQ: GLPI), expired at 6:00 p.m. (New York City time) today.

Pursuant to the merger agreement, during the period from April 15, 2018 until the expiration of the “window-shop” period, if the Company received an unsolicited acquisition proposal from a third party that the Company’s Board of Directors determined in good faith constituted or may have resulted in a superior proposal, then the Company would have had the right to provide information to, and participate in discussions or negotiations with, that third party and, subject to the terms and conditions of the merger agreement, terminate the merger agreement. The Company did not receive any proposals or requests for information from third parties during the “window-shop” period.

In addition, Tropicana also announced that it has received the required approval of the transaction by its stockholders, which was effected through the written consent of American Entertainment Properties Inc., a significant stockholder of the Company and a subsidiary of Icahn Enterprises L.P.

The transaction is expected to close in the second half of 2018, subject to receipt of required gaming approvals, termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The transaction is not subject to any financing condition.

About Tropicana Entertainment Inc.

Tropicana Entertainment Inc. is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Mississippi, Nevada, Missouri, New Jersey and Aruba. Tropicana properties collectively have approximately 5,526 hotel rooms, 8,075 slot positions and 277 table games. The company is based in Las Vegas, Nevada and is a majority-owned subsidiary of Icahn Enterprises, L.P.  To learn more about Tropicana, visit www.Tropicanacasinos.com.

About Icahn Enterprises L.P.

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Railcar, Gaming, Metals, Mining, Food Packaging, Real Estate and Home Fashion.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty properties in ten states, including Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio, Pennsylvania and West Virginia. In aggregate, Eldorado’s properties feature approximately 21,000 slot machines and VLTs and 600 table games, and over 7,000 hotel rooms. For more information, please visit www.eldoradoresorts.com.

About Gaming and Leisure Properties, Inc.

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI elected to be taxed as a real estate investment trust for United States federal income tax purposes commencing with the 2014 taxable year.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial known and unknown risks and uncertainties.  In some situations, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements.  Such statements include, but are not limited to, statements regarding the Company’s planned merger and real estate sale, including the anticipated timing thereof. You should consider these statements carefully because they discuss our plans regarding the merger and real estate purchase, and our strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements are subject to certain risks, uncertainties, and assumptions, including, but not limited to, the requirement to satisfy closing conditions to the merger and real estate purchase, including, but not limited to, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; the receipt of governmental approvals relating to the conduct of gaming operations; the outcome of any legal proceedings that may be instituted against the Company or others related to the transaction; the ability to retain certain key employees of the Company; and the risks identified and discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2018, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the SEC on May 2, 2018, and the other documents that the Company files with the SEC from time to time. There will be events in the future, however, that the Company is not able to predict accurately or control. The Company’s actual results may differ materially from the expectations that the Company describes in its forward-looking statements. Factors or events that could cause the Company’s actual results to materially differ may emerge from time to time, and it is not possible for the Company to accurately predict all of them. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger involving the Company and ERI and the proposed real estate sale involving the Company and GLPI. The Company will prepare an information statement for its stockholders containing the information with respect to the merger and the real estate sale specified in Schedule 14C promulgated under the Exchange Act, and describing the proposed merger and the proposed real estate purchase. When completed, a definitive information statement will be mailed to the Company’s stockholders. Investors are urged to carefully read the information statement regarding the proposed merger and the proposed real estate sale and any other relevant documents in their entirety when they become available because they will contain important information about the proposed merger and the proposed real estate sale. You may obtain copies of all documents filed with the SEC regarding the purchase and sale agreement relating to the real estate sale and the merger agreement free of charge, at the SEC’s website, http://www.sec.gov, or from the Company by directing a request by mail to the Company at 8345 W. Sunset Road, Suite 300, Las Vegas, Nevada 89113, Attention: Corporate Secretary.